EXHIBIT 99.1



Empire Of Carolina Receives AMEX Delisting Notice, DELRAY BEACH, Fla., Sept. 28 /PRNewswire/ --Empire of Carolina, Inc. (Amex: EMP) today announced that, on September 26th, it received notice from the American Stock Exchange ("Amex") that the Amex has determined to delist the common stock, Series A convertible preferred stock and warrants of the Company as it does not meet the Amex's criteria for continued listing. Such criteria include minimum levels of shareholders equity and the absence of years of net losses from continuing operations. In response to the Amex notice, the Company has exercised its right to appeal the Amex's decision and has requested a formal hearing in order to further consider the decision. If the Company is unsuccessful in its appeal to maintain the listing of the Company's common stock, Series A preferred stock and warrants on the Amex, it is anticipated that the Company's common stock, Series A preferred stock and warrants will trade on the Over the Counter Bulletin Board.

This release contains certain forward-looking statements and information that are based on management's beliefs, as well as assumptions made by and information currently available to management, including management's plans and objectives. Such statements are subject to various risks and uncertainties. Such risks and uncertainties include the Company's ability to maintain listing of its securities on Amex. Certain of these as well as other risks and uncertainties are stated in more detail in the Company's Annual Report on Form 10-K and Registration Statement of Form S-3 filed under the Securities Act of 1933, Registration No. 333-57963. The Company undertakes no obligation to update any such factors or to publicly announce the result of any revisions to any of the forward-looking statements contained herein to reflect future events or developments.